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                                                                     EXHIBIT 5.1
                         [LATHAM & WATKINS LETTERHEAD]

                                  May 26, 1999

Aztar Corporation
2390 East Camelback Road, Suite 400
Phoenix, Arizona 85016

     Re: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     In connection with the registration of $235,000,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2007 (the "New Notes") by Aztar Corporation, a Delaware corporation (the "Company"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") herewith (the "Registration Statement"), you have requested our opinion with respect to the matter set forth below. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of May 3, 1999, among the Company and U.S. Bank National Association, as trustee (the "Trustee"). The New Notes will be issued in exchange for the Company's outstanding 8 7/8% Senior Subordinated Notes due 2007 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

     In our capacity as your special counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     As to facts material to our opinion, statements and assumptions expressed herein, we have, with your consent, relied upon certificates and oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transactions only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof the New Notes have been duly authorized by all necessary corporate action of the Company, and when duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
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     The opinion rendered above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/ LATHAM & WATKINS